Exhibit 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9760

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

THE BRINK’S COMPANY ANNOUNCES PLANNED RETIREMENT

OF CHIEF FINANCIAL OFFICER

Company Has Initiated Search for Successor

Ritter to Remain CFO Until Successor in Place

RICHMOND, Va., October 16, 2007 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced that Robert T. Ritter is planning to retire as the company’s vice president and chief financial officer and that the company has initiated a search to replace him. To ensure a smooth transition, Mr. Ritter will remain fully engaged with his current duties until his successor is in place and the company’s 2007 Form 10-K and 2008 Proxy Statement have been filed.

The company has engaged Crist Associates, a leading executive search firm, to assist in identifying qualified candidates. The search process will include consideration of both internal and external candidates.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said, “Bob’s diligence, integrity and wisdom have been instrumental to Brink’s success. His important contributions have helped us drive significant growth and value creation as we have transformed The Brink’s Company into a highly focused, security-related services company. On behalf of the board and management team, I thank Bob for all of his hard work, dedication and passion over the last ten years. We very much appreciate that Bob will continue to serve Brink’s and our stakeholders as CFO until his successor is in place.”

Mr. Ritter said, “I am proud of the significant progress that we at Brink’s have made. Among other things, we successfully completed a series of major strategic initiatives, including several divestitures that repositioned the company for growth. It has been a privilege and an honor to participate in this very exciting chapter of Brink’s history. Although I look forward to spending more time with my family and taking on new challenges in retirement, I am fully committed to assuring a smooth handoff to my successor and expect a seamless transition.”

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at http://www.brinkscompany.com/ or call toll free 877-275-7488.

This release contains forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “will,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. This forward-looking information is subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company, which could cause actual results, performance or achievements to differ materially from those that are anticipated. All forward-looking information should be evaluated in the context of these risks, uncertainties and contingencies. The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

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